Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

AIxCrypto Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.001 par value per share	457	(c)	18,121,496	(1)	$2.35	$42,585,515.60	$0.00013810	$5,881.06
	Total Offering Amounts							$42,585,515.60		$5,881.06
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fees Due									$5,881.06

(1)	Represents the number of shares of common stock, par value $0.001 per share (“Common Stock”) of AIxCrypto Holdings, Inc. that will be offered for resale by the selling stockholders named in this registration statement (the “Registration Statement”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales price of the Common Stock as reported on The Nasdaq Capital Market on December 1, 2025, a date within five business days prior to the filing of the Registration Statement.